Exhibit 99.1

Wilson Greatbatch Technologies, Inc. Reports Results for Fourth
Quarter and Full Year 2003

    CLARENCE, N.Y.--(BUSINESS WIRE)--Feb. 10, 2004--Wilson Greatbatch Technologies, Inc. (the "Company") (NYSE: GB) today reported its financial results for the fourth quarter and full year ended December 31, 2003.
    Net sales totaled $49.4 million during the fourth quarter of 2003, an increase of 4.3% over the fourth quarter of 2002. Net income during the quarter totaled $4.5 million, or $0.21 per diluted share, compared to $5.0 million, or $0.23 per diluted share, in the prior year's fourth quarter.
    Net sales totaled $216.4 million for the full year 2003, an increase of 29.3% over the prior full year. Net income for the full year 2003 totaled $23.3 million, or $1.08 per diluted share, compared to $14.4 million, or $0.68 per diluted share, in the prior full year. The results include one-time charges totaling $0.05 per diluted share in 2003 and $0.12 per diluted share in 2002.
    Edward F. Voboril, Chairman, President and Chief Executive Officer commented, "We are very pleased with the record performance we achieved during 2003. Our sales increase was led by our medical technology products, which grew organically by 25%. This reflects our solid market position in components sold to the major Cardiac Rhythm Management ("CRM") device manufacturers. Furthermore, we improved our operating leverage by growing operating income and net income at a faster rate than sales. Our operating margin increased to 17.7% during the full year 2003, compared to 15.5% during 2002.
    Mr. Voboril continued, "As anticipated, sales to our CRM customers slowed in the fourth quarter. This was primarily due to inventory reduction initiatives by certain CRM customers. We continue to remain positive about the long-term growth prospects of the CRM market and our solid position in that market," Voboril concluded.

    Sales

    The following table summarizes the Company's sales by product line for the fourth quarters and full years in 2003 and 2002 (in thousands):


Product Lines      2003     2002       %     2003      2002         %
                 4th Qtr  4th Qtr   Change  Full Year Full Year Change
Medical
 Technology:
    Medical
     Batteries:
       ICDs       $8,853   $7,174      +23%  $41,494   $28,518    +46%
       Pacemakers  4,500    4,591       -2%   22,535    20,354    +11%
       Other
        Devices    1,209      560     +116%    3,662     3,035    +21%
                 -------- -------- -------- --------- --------- ------
    Total Medical
     Batteries    14,562   12,325      +18%   67,691    51,907    +30%
    Capacitors     8,802    7,485      +18%   31,668    24,678    +28%
    Components    20,201   21,441       -6%   90,862    65,316    +39%
                 -------- -------- -------- --------- --------- ------
    Total Medical
     Technology   43,565   41,251       +6%  190,221   141,901    +34%
Commercial Power
 Sources           5,806    6,064       -4%   26,144    25,395     +3%
                 -------- -------- -------- --------- --------- ------
  Total Revenues $49,371  $47,315       +4% $216,365  $167,296    +29%



    During the fourth quarter of 2003, sales of Implantable Cardioverter Defibrillator ("ICD") batteries and capacitors increased by a combined 20.4% over the prior year fourth quarter. For the full year, ICD battery and capacitor sales grew by 37.5%, indicative of the strength in the CRM market and our positioning in that marketplace. Also contributing to the medical technology growth were sales of "Other Devices", driven primarily by sales of components used in Left Ventricular Assist Devices ("LVADs") and pain management therapy. The overall growth rate in the medical technology segment was impacted by reduced sales of Components (feedthroughs, enclosures and engineered components) due to the slowdown in CRM customer shipments. For the full year, sales of these medical components increased organically by 20%.
    In the Commercial Power Sources (non-medical) segment, the fourth quarter sales decrease was due to an inventory reduction by a major customer and softness in the oil and gas market. For the full year, total sales were within our expectations.

    Profit & Loss Summary

    The following table summarizes selected information derived from the condensed consolidated statement of operations for the fourth quarters and full years in 2003 and 2002 (in thousands):



                                   2003     2002     2003       2002
                                 4th Qtr  4th Qtr  Full Year Full Year

Gross Profit                       $19,838  $20,475  $89,828  $70,898
Gross Margin                          40.2%    43.3%    41.5%    42.4%

SG&A Expenses                       $7,257   $7,059  $30,384  $24,369
SG&A Expenses as % of Sales           14.7%    14.9%    14.0%    14.6%

RD&E Expenses, net                  $3,843   $3,926  $16,991  $14,440
RD&E Expenses, net as % of Sales       7.8%     8.3%     7.9%     8.6%

Operating Income                    $7,181   $7,872  $38,200  $25,906
Operating Margin                      14.5%    16.6%    17.7%    15.5%



    Gross margin during the quarter was lower than the prior year fourth quarter, primarily due to the unfavorable effect of spreading fixed manufacturing expenses over lower production volumes. An additional impact on gross margin was the higher costs associated with the hiring of additional plant management personnel. The year over year gross margin decrease was primarily due to the costs incurred to consolidate the commercial battery plants, the hiring of additional plant management personnel and the impact of including the lower margin enclosure products for the full year of 2003. The gross margin impact of these three factors was approximately 300 basis points for the year.
    SG&A expenses during the quarter remained relatively flat in absolute dollars versus the prior year. For the full year, expenses increased by 24.7% compared to last year in absolute dollars, but declined as a percent of sales due to improved operating leverage.
    RD&E expenses during the quarter remained relatively flat compared to the fourth quarter of last year in absolute dollars. For the full year, expenses increased by 17.7% compared to last year in absolute dollars, but decreased as a percent of sales compared to last year as sales growth has outpaced spending.

    Financial Outlook for 2004

    Management expects total sales for 2004 to be in the range of $240-$245 million, an increase of 11-13% over last year. Medical technology sales are expected to be between $214-$217 million, an increase of 13-14%. Commercial power sources sales are expected to be in the range of $26-$28 million, an increase of 0%-7%. Based on this sales growth, management expects diluted earnings per share to be in the range of $1.37-$1.43, an increase of 27-32% over 2003 levels. The earnings growth is primarily due to increased sales volume, continued benefits from the Six Sigma and lean manufacturing initiatives, and improved operating leverage of the existing infrastructure. The earnings guidance also factors in changes in selling prices on selected medical components, higher insurance premiums, one-time costs for start-up of the new battery plant and increased costs for compliance with Sarbanes-Oxley requirements.
    The Company expects capital spending in 2004 to be in the range of $37-$42 million compared to $12.3 million in 2003. This elevated level of spending is primarily due to the build-out of the new medical battery plant and the continuing impact of the information technology system implementation.

    Conference Call

    Mr. Voboril and Lawrence P. Reinhold, the Company's Executive Vice President and Chief Financial Officer, will discuss fourth quarter 2003 financial results in a conference call scheduled for today, Tuesday, February 10, at 5:00 p.m. EDT. The conference call will be webcast live and is accessible through the Company's website at www.greatbatch.com or at CCBN's individual investor center at www.companyboardroom.com. The webcast will also include presentation visuals. The webcast will be archived on both websites for future on-demand replay.

    Forward-Looking Statements

    Some of the statements in this press release and other written and oral statements made from time to time by the company and its representatives are "forward-looking statements" within the meaning of
Section 27A of the Securities Act of 1933, as amended, and section 21E of the Securities Exchange Act of 1934, as amended, and involve a number of risks and uncertainties. These statements can be identified by terminology such as "may," "will," "should," "could," "expects," "intends," "plans," "anticipates," "believes," "estimates," "predicts," "potential" or "continue" or the negative of these terms or other comparable terminology. These statements are based on the Company's current expectations. The Company's actual results could differ materially from those stated or implied in such forward-looking statements. Risks and uncertainties that could cause actual results to differ materially from those stated or implied by such forward-looking statements include, among others, the following matters affecting the
Company: dependence upon a limited number of customers; product obsolescence; inability to market current or future products; pricing pressure from customers; reliance on third party suppliers for raw materials, products and subcomponents; fluctuating operating results; inability to maintain high quality standards for our products; challenges to our intellectual property rights; product liability claims; inability to successfully consummate and integrate acquisitions; unsuccessful expansion into new markets; competition; inability to obtain licenses to key technology; regulatory changes or consolidation in the healthcare industry; and other risks and uncertainties described in the Company's Annual Report on Form 10-K, including Exhibit 99.2 thereto, and in other periodic filings with the Securities and Exchange Commission. The company assumes no obligation to update forward-looking information in this press release whether to reflect changed assumptions, the occurrence of unanticipated events or changes in future operating results, financial conditions or prospects, or otherwise.

    About Wilson Greatbatch Technologies

    Wilson Greatbatch Technologies, Inc. (NYSE: GB) is a leading developer and manufacturer of batteries, capacitors, precision components and enclosures used in implantable medical devices and other technically demanding applications. The Company has operations in New York, Maryland, Massachusetts, Nevada and Minnesota. Additional information about the Company is available at www.greatbatch.com.




                 Wilson Greatbatch Technologies, Inc.
            Condensed Consolidated Statement of Operations
                              (Unaudited)
                (In thousands except per share amounts)

                                 Three months ended      Year Ended
                                   December 31,         December 31,
                                    2003   2002 (a)  2003    2002 (a)

Sales                            $49,371  $47,315  $216,365  $167,296
Cost of sales                     29,533   26,840   126,537    96,398
                                 -------- -------- --------- ---------
       Gross profit               19,838   20,475    89,828    70,898
Selling, general and
 administrative expenses           7,257    7,059    30,384    24,369
Research, development and
 engineering costs, net            3,843    3,926    16,991    14,440
Amortization of intangible assets    793      893     3,217     3,702
Other operating expense              764      725     1,036     2,481
                                 -------- -------- --------- ---------
     Operating income              7,181    7,872    38,200    25,906
Interest expense                   1,149    1,050     4,101     3,752
Interest income                     (318)    (128)     (702)     (442)
Early extinguishment of debt           -        -     1,603         -
Other expense (income), net           (5)      18      (118)    1,631
                                 -------- -------- --------- ---------
     Income before income taxes    6,355    6,932    33,316    20,965
Provision for income taxes         1,832    1,973    10,028     6,604
                                 -------- -------- --------- ---------
     Net income                   $4,523   $4,959   $23,288   $14,361
                                 ======== ======== ========= =========


Diluted earnings per share         $0.21    $0.23     $1.08     $0.68

Diluted average shares
 outstanding                      21,632   21,359    21,534    21,227

(a) Reclassified for consistency with 2003 presentation.






                 Wilson Greatbatch Technologies, Inc.
                 Condensed Consolidated Balance Sheet
                              (Unaudited)
                            (In thousands)

ASSETS                                                   December 31,
                                                       2003      2002
Current assets:
  Cash, cash equivalents and short-term
   investments                                     $131,045    $4,608
  Accounts receivable, net                           23,726    19,310
  Inventories                                        28,598    34,908
  Prepaid expenses and other current assets           3,591     3,339
  Refundable income taxes                               583     3,038
  Deferred income taxes                               3,163     3,349
  Asset held for sale                                 3,658         -
                                                   --------- ---------
          Total current assets                      194,364    68,552

Property, plant, and equipment, net                  63,735    64,699
Intangible assets, net                               51,441    55,804
Goodwill                                            119,521   119,407
Deferred income taxes                                 2,896         -
Other assets                                          6,286     3,789
                                                   --------- ---------
Total assets                                       $438,243  $312,251
                                                   ========= =========

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
  Accounts payable                                   $4,091    $5,726
  Accrued expenses and other current liabilities     18,968    13,872
  Current portion of long-term debt                     850     8,750
                                                   --------- ---------
           Total current liabilities                 23,909    28,348

Long-term debt, net of current portion                  928    76,250
Long-term convertible notes                         170,000         -
Deferred income taxes                                 7,251       136
Other long-term liabilities                             815       654
                                                   --------- ---------
           Total liabilities                        202,903   105,388
                                                   --------- ---------

Stockholders' equity:
  Preferred stock                                         -         -
  Common stock                                           21        21
  Additional paid-in capital                        207,969   202,279
  Deferred stock-based compensation                  (1,185)        -
  Retained earnings                                  28,714     5,426
  Treasury stock, at cost                              (179)     (863)
                                                   --------- ---------
           Total stockholders' equity               235,340   206,863
                                                   --------- ---------
Total liabilities and stockholders' equity         $438,243  $312,251
                                                   ========= =========

    CONTACT: Wilson Greatbatch Technologies, Inc., Clarence
             Lawrence P. Reinhold
             Executive Vice President and Chief Financial Officer
             716-759-5602
             lreinhold@greatbatch.com
             or
             Anthony W. Borowicz
             Treasurer and Director, Investor Relations
             716-759-5809
             tborowicz@greatbatch.com